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                                                                    Exhibit 10.1


                      AMENDMENT TO AGREEMENT OF EMPLOYMENT


         THIS AMENDMENT TO AGREEMENT OF EMPLOYMENT is made and entered into as of September 1, 1999 by and between BALDWIN PIANO & ORGAN COMPANY, a Delaware corporation having its principal office at 4680 Parkway Drive, Suite 200, Mason, Ohio 45040-7198 (the "Company") and KAREN L. HENDRICKS (the "Employee").

                              W I T N E S S E T H :

         WHEREAS, the Employee is currently employed as the Company's Chairman of the Board of Directors, Chief Executive Officer and President pursuant to an Agreement of Employment dated as of June 19, 1997 (the "Employment Agreement"); and

         WHEREAS, the Company and the Employee mutually desire to continue the employment of the Employee as the Company's Chairman of the Board of Directors, Chief Executive Officer and President; and

         WHEREAS, the Company and the Employee mutually desire to make certain amendments to the Agreement to set forth the mutual understandings as to the terms and conditions of the Employee's continued employment by the Company.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree to amend the existing Employment Agreement in the following respects:

1.       AMENDMENT TO SECTION 3 - TERM.

         The existing Section 3 shall be deleted in its entirety and replaced with the following:

         3. TERM. Employee's term of employment with the Company pursuant to this Agreement shall begin as of September 1, 1999 (the "Commencement Date") and shall continue through August 31, 2002, and, thereafter, without a specified term, until terminated by the Company or Employee pursuant to Section 5 hereof.

2.       AMENDMENT TO SUBSECTION 4.4 - RESTRICTED STOCK.

         The existing subsection 4.4(e) shall be deleted in its entirety and replaced with the following:

         (e) By grant dated March 29, 1999, the Employee was awarded 10,000 additional shares of Restricted Stock, which vest on January 2, 2002. In the discretion of the Committee, the Employee may receive additional grants of Restricted Stock. All restricted stock grants, whether currently outstanding or made in the future, shall be included within the term "Restricted Stock" for the purposes of subsections 4.4(b), (c) and (d) hereof.


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3.       AMENDMENT TO SUBSECTION 5.1 - TERMINATION OF AGREEMENT- WITHOUT CAUSE.

         The existing Subsection 5.1 shall be deleted in its entirety and replaced with the following:

         5.1 Without Cause. The Company may terminate Employee's employment at any time, whether or not for cause (as "cause" is defined in Section 5.2. below). In the event the Company terminates Employee's employment without cause, as severance, the Company will continue to pay Employee her normal monthly salary for thirty-six (36) months following Employees' termination, less required withholdings and deductions, provided, however, that at the option of the Employee, the payments to be provided for hereunder shall be paid in a single lump sum payment, to be paid not later than thirty (30) days after the Employee's termination of employment, provided further, that the amount of such lump sum payment shall be determined by taking the severance payments to be made and discounting them to their Present Value, as defined in Employee's Change in Control Agreement. In the event the Company terminates Employee's employment without cause, the Company shall also pay the cost of out-placement services for Employee, up to an amount equal to 15% of Employee's annual bases salary at the time of Employee's termination of employment. The Company shall have no further obligation to the Employee beyond the above payments.

4.       AMENDMENT TO SUBSECTION 5.5.

         The existing Subsection 5.5 shall be deleted in its entirety and replaced with the following:

         5.5 (a) By Employee Prior to December 1, 2001. If Employee terminates her employment with the Company for any reason, other than pursuant to all provisions described in Section 5.5(b) hereof, Employee shall receive her salary through the effective date of termination and all incentive payments earned but not yet paid to Employee prior to such date, and the Company shall have no further obligation to Employee other than as set forth in Section 4.4 hereof. Such amounts shall be paid by the Company within thirty (30) days from the effective date of such termination.

         5.5 (b) By Employee Subsequent to December 1, 2001 with Notice. If Employee terminates her employment with the Company for any reason:

                           (i) pursuant to a written notice delivered to the Board of Directors on or after December 1, 2001; and

                           (ii) such termination is effective on a date no less than nine (9) months after the receipt by the Board of Directors of such written notice; and

                           (iii) no circumstances which would consititute "cause" as defined in Section 5.6 hereof exist prior to the effective date of the termination of employment; and


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                           (iv) Employee continues to devote her full-time
                           efforts to her responsibilities, as provided in
                           Section 1 hereof, during the time between delivery of the written notice and the effective date of the termination of employment; and

                           (v) Employee cooperates with the Board of Directors in good faith to recruit a qualified successor and, if recruited, to accomplish an effective transition;

                  then, within ten (10) days of the effective date of termination of employment, the Company shall pay Employee the same severance benefit as is provided in Section 5.1 hereof.

5.       REFERENCES TO THIS AGREEMENT AND OTHER AGREEMENTS.

         Any reference to this Agreement or Employment Agreement shall mean the Employment Agreement, as amended by this amendment. Any references to the Change in Control Agreement, as defined in Section 5.6, shall refer to such Change in Control Agreement, as amended.

6.       REAFFIRMATION.

         Except as expressly modified in this Amendment, the Company and the Executive hereby ratify and confirm each and every provision of the Employment Agreement.

7.       SEVERABILITY.

         If any provision of the Employment Agreement, as amended by this Amendment, is held to be unenforceable for any reason, the remainder of this Employment Agreement shall, nevertheless, remain in full force and effect.

8.       ENTIRE AGREEMENT.

         The terms and provision of the Employment Agreement and this Amendment constitute the entire agreement between the Company and the Executive with respect to the subject matter hereof. This Amendment may be amended or modified only by a written instrument executed by the Company and the Executive.

9.       GOVERNING LAW.

         This Amendment shall be governed in all respects by the law of the State of Ohio.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                             BALDWIN PIANO & ORGAN COMPANY


                                             By: /s/ William Connell
                                                ------------------------

                                             Printed Name: William Connell
                                                          --------------

                                             Title: Director
                                                   ---------------------



                                             EMPLOYEE

                                                 /s/ Karen L. Hendricks
                                                ------------------------
                                                     KAREN L. HENDRICKS


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